EXHIBIT 99

                                                              CONTACT:
                                                              Susan Radd
                                                              Edelman Worldwide
                                                              312-240-2686


                 PRIMESTAR TO EXPAND USE OF GENERAL INSTRUMENT'S
                    DIGICIPHER(R) I TECHNOLOGY; TRANSITION TO
                             DIGICIPHER II DEFERRED


CHICAGO, ILLINOIS -- (January 29, 1996) -- General Instrument Corporation (NYSE:
GIC) announced today that PRIMESTAR Partners, a leading provider of direct-to-home satellite television programming, will defer its transition to General Instrument's DigiCipher(R) II/MPEG-2 digital transmission system. PRIMESTAR instead will expand its use of GI's DigiCipher I technology and expects to purchase more than 1 million additional DigiCipher I digital consumer satellite receivers from General Instrument in 1996.

GI has already delivered approximately 1.5 million DigiCipher I receivers to PRIMESTAR, and PRIMESTAR recently celebrated its one-millionth customer. DigiCipher II/MPEG-2 is General Instrument's second generation end-to-end digital television system, which incorporates the Moving Picture Experts Group 2 (MPEG-2) international standard for digital compression and transport. General Instrument expects to begin delivery in 1996 of DigiCipher II/MPEG-2 digital cable television terminals to its customers, including Tele-Communications, Inc., a leading telecommunications provider in the United States.

PRIMESTAR has informed General Instrument that, although it has deferred purchasing DigiCipher II/MPEG-2 receivers and adding DigiCipher II/MPEG-2 upgrade modules to its installed base of DigiCipher I receivers, it remains fully committed to General Instrument's digital technology. General Instrument had anticipated delivering DigiCipher II/MPEG-2 upgrade modules for existing receivers in use by PRIMESTAR customers in 1996. All of the DigiCipher I consumer receivers that GI supplies to PRIMESTAR are designed to accept an upgrade module, allowing the receivers to be easily upgraded to GI's DigiCipher II/MPEG-2 system.

General Instrument said that PRIMESTAR's equipment plans will have no material effect on GI's fourth quarter and full year 1995 earnings, which will be announced February 6. However, General Instrument's 1996 revenues are expected to be reduced by approximately $500 million, with a resulting decrease in 1996 net income of approximately $20 million to $25 million. To support its ongoing rollout plans, General Instrument is continuing its DigiCipher II/MPEG-2 product development efforts at current levels.

"PRIMESTAR has a long-term commitment to digital television, but we are focusing our capital spending in 1996 on rapidly expanding our customer base rather than on further enhancing an already superior service offering," said James L. Gray, Chairman and CEO of PRIMESTAR. "At the same time, we are continuing our development effort with General Instrument on DigiCipher II/MPEG-2. We could not have reached the milestone of one million customers without the support of General Instrument, our technology and equipment partner, which launched with us the country's first consumer digital TV system in the summer of 1994."

"The consumer response to our product has been tremendous," continued Gray. "Consumer surveys show that we have achieved 95% customer satisfaction, with 80% of our business coming from word of mouth referrals. As a result, over the course of the last year, PRIMESTAR has placed huge demands upon General
Instrument, and GI has consistently responded to our needs and tremendous consumer demand for our product."

"General Instrument is proud of our role in PRIMESTAR's success in the direct-to-home satellite programming market," said Richard S. Friedland, Chairman and CEO of General Instrument. "We will support PRIMESTAR's future growth with the products and technology that will best serve PRIMESTAR in meeting its business objectives. We are also pleased that many cable and satellite television providers both in North America and overseas are deploying our state-of-the-art DigiCipher II/MPEG-2 system in 1996."

"TCI is firmly committed to DigiCipher II/MPEG-2 technology," said Tom Elliot, Senior Vice President of Technical Services for TCI Cable Management Corporation. "We are excited to be leading the cable television industry into the digital era, enabling our customers to receive the greatly expanded program choices, superior quality video and audio, and enhanced services delivered by General Instrument's end-to-end digital television system."

DigiCipher I satellite systems have been in use since 1993, and GI's customers have now established the capacity for more than 480 digital video channels on more than 150 DigiCipher I systems around the globe.

General Instrument Corporation, headquartered in Chicago, is a world leader in developing technology, systems and product solutions for the interactive delivery of video, voice and data.
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